Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2009 Results

PITTSBURGH, PA – August 13, 2009 – Mastech Holdings, Inc., (NYSE Amex: MHH – News), a national provider of Information Technology Staffing services, announced today its financial results for the second quarter ended June 30, 2009.

Revenues for the quarter were $17.7 million, compared to $24.4 million reported in the corresponding quarter last year. Consolidated net income for the second quarter 2009 totaled $256,000, or $0.07 per diluted share, compared to $1.1 million, or $0.30 per diluted share, in the same period last year. The Company’s results in the second quarter of 2008 included certain income tax benefits derived from the Company’s participation in its former parent’s consolidated U.S. tax return, which are not available to the Company as a stand alone organization. The impact of such tax benefits on second quarter 2008 consolidated net income totaled $242,000 or $0.07 per diluted share.

Business activity during the second quarter of 2009 showed a modest improvement from the previous quarter. Accordingly, the rate of decline in our billable consultant headcount improved compared to past quarters. Second quarter billable consultant headcount declined by 3%, compared to 10% in the first quarter of 2009 and 11% in the fourth quarter of 2008. Additionally, our second quarter gross margin of 19.3% was our highest quarterly performance since the second quarter of 2008.

Thomas B. Moran, Chief Executive Officer of Mastech stated, “While the economic environment remains challenging, we are seeing signs of market stabilization. Accordingly, we have taken a more aggressive posture with respect to margin protection, including walking away from low margin business. Additionally, we are focused on making the prudent investments necessary, in the near-term, to capitalize on market opportunities as the economic recovery process advances. This includes an acquisition strategy aimed at adding scale and strengthening our existing business model.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At June 30, 2009 we had $6.9 million of cash and cash equivalents on hand, no outstanding long-term debt, and access to approximately $7 million of credit under our existing loan facility. Our accounts receivable are in excellent shape, despite the depth and breadth of the current economic downturn. As of June 30, 2009, our DSO measurement was 42-days, and less than 2% of our receivable balance was aged beyond 90-days.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on August 13, 2009 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 20, 2009.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,921	$4,361
Accounts receivable, net	7,666	9,240
Prepaid and other current assets	367	376
Deferred income taxes	423	253

Total current assets	15,377	14,230

Investment in unconsolidated affiliate	10	41

Equipment, enterprise software and leasehold improvements, net	190	235

Deferred income taxes	123	191

Total assets	$15,700	$14,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,885	$2,454
Accrued payroll and related costs	3,039	2,555
Deferred revenue and other	490	285

Total current liabilities	5,414	5,294

Total liabilities	5,414	5,294

Shareholders’ equity:
Common stock, par value $0.01 per share	36	36
Additional paid-in capital	9,210	9,078
Retained earnings	1,040	289

Total shareholders’ equity	10,286	9,403

Total liabilities and shareholders’ equity	$15,700	$14,697

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
Revenues	$17,675	$24,450	$38,233	$49,424
Cost of revenues	14,271	19,685	30,986	39,726

Gross profit	3,404	4,765	7,247	9,698
Selling, general and administrative	2,888	3,290	5,788	7,100
Depreciation and amortization	82	80	167	161

Income from operations	434	1,395	1,292	2,437
Other income/(expense), net	(3)	(9)	(30)	(5)

Income before income taxes	431	1,386	1,262	2,432
Income tax expense	175	287	511	361

Net income	$256	$1,099	$751	$2,071

Earnings per share:
Basic	$0.07	$0.30	$0.21	$0.57

Diluted	$0.07	$0.30	$0.21	$0.57

Weighted average common shares outstanding:
Basic	3,607	3,607	3,607	3,607

Diluted	3,666	3,607	3,654	3,607